Exhibit 99.1

GTSI Adopts Majority Voting Policy for Election of Directors and Authorizes Shareholder
Proposal for Annual Election of Directors

HERNDON, Va., August 9, 2011 /PRNewswire via COMTEX/ —

GTSI, a leading systems integrator and provider of information technology to federal, state and local governments, today announced that its Board of Directors adopted a majority voting policy at its regular meeting on August 5, 2011.

Under the new policy, any nominee for director who receives “for” votes amounting to less than 50% of the votes cast in an uncontested election must tender his or her resignation following certification of the voting results. The Board’s Nominating and Governance Committee will promptly make a recommendation to the Board on whether or not to accept the resignation. The Committee will consider the qualifications of the director, the impact the director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission and the NASDAQ Stock Exchange as well as other relevant factors to determine whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Company will disclose the Board’s decision in a Form 8-K filed with the Securities and Exchange Commission. If the decision is not to accept the resignation, the filing will disclose the Board’s reasons for that decision.

The Board also authorized the inclusion of a shareholder proposal in GTSI’s 2012 proxy statement to declassify the Board of Directors and provide for the annual election of all directors for a one-year term. If approved, the proposal provides for the election of the entire Board to a one-year term effective at the 2012 annual meeting of shareholders.

Sterling Phillips, GTSI’s Chief Executive Officer, said, “GTSI’s directors on an ongoing basis evaluate methods of improving corporate governance and assess the Board’s overall effectiveness. We believe the majority voting policy, and annual election of directors, if approved, will enhance our responsiveness and accountability to our shareholders.”

GTSI has not yet filed with the SEC a proxy statement with respect to its 2012 Annual Meeting of Shareholders.  GTSI SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. GTSI’s shareholders may obtain a free copy of the proxy statement, as well as other filings containing information about GTSI, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement also may be obtained, without charge, by directing a request to
GTSI Corp.
2553 Dulles View Drive
Suite 100
Herndon, VA 20171
Attention: Investor Relations
Telephone: 703-502-2463
Email: investors@gtsi.com

WHEN IT BECOMES AVAILABLE, READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE PROPOSED CHANGES.

GTSI and its directors and executive officers may be deemed to be participants in a solicitation of proxies from GTSI’s shareholders in connection with the proposed changes. Information regarding the special interests of these directors and executive officers will be included in the GTSI proxy statement with respect to the 2012 Annual Meeting of Shareholders. Additional information regarding GTSI’s directors and executive officers is also included in GTSI’s proxy statement for its 2011 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2011. These documents are or will be available free of charge at the SEC’s web site (http://www.sec.gov) and from Investor Relations at GTSI at the address set forth above.

About GTSI

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions to federal, state, and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, more than 740 industry certifications, and customer service to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in data center, networking, collaboration, security, and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support, and financial services — and broad portfolio of contracts — ease the planning, purchasing, and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 400 employees and reported revenue of $666.7 million for the 12 months ended Dec. 31, 2010. For more information visit the company’s website at www.gtsi.com.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

SOURCE GTSI